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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 11-K

[x] ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

     For the fiscal year ended December 31, 1996

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

     For the transition period from     to

     Commission file numbers 2-98306 and 33-13066

A.   Full title of the plan:

                           THE COMMONWEALTH BUILDER

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                              C-TEC CORPORATION

                             105 Carnegie Center
                         Princeton, New Jersey 08540

Note: Financial statements, schedules and accountant's report are being filed in paper format under cover of Form SE.




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                                   FORM 11-K

                                 EXHIBIT INDEX



EXHIBIT NO.
DESCRIPTION

20(a) Consent of Coopers & Lybrand L.L.P.


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                             REQUIRED INFORMATION

(a)   Table of Contents
      Report of Independent Certified Public Accountants

      Statement of Net Assets Available for Benefits
      Statement of Changes in Net Assets Available for Benefits
      Notes to Financial Statements
      Schedules

(b)   Exhibits

      The exhibits listed in the Exhibit Index are filed under cover of Form SE.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                             COMMONWEALTH BUILDER
                             EMPLOYEE SAVINGS PLAN


DATE: July 11, 1997          By /s/ Michael J. Mahoney
                                -----------------------
                                Michael J. Mahoney
                                President & COO